Exhibit 99.1
STONE ENERGY CORPORATION
Announces Apparent High Bid on Seven Gulf of Mexico Blocks
LAFAYETTE, LA. March 15, 2006
     Stone Energy Corporation (NYSE: SGY) today announced the results of its participation in the Outer Continental Shelf Sale 198 held by the Minerals Management Service (“MMS”) in New Orleans covering available blocks in the central Gulf of Mexico. Stone submitted the apparent high bid (“AHB”) on seven offshore blocks. The AHBs are subject to a review process by the MMS before they can be awarded.
     Stone’s share of the lease bonuses for the seven AHBs totaled approximately $5.3 million. Stone would acquire a 100% working interest on four of the blocks and a 50% working interest on the remaining three blocks, which were the subject of joint bids. Subject to the MMS’s review process, the lease acquisitions will add approximately 38,040 gross acres and 29,400 net acres to Stone’s inventory. The AHB on each block is indicated below:

Block	AHB	SGY WI%	SGY Share

Green Canyon Block 403*	$1,886,000	50%	$943,000
Green Canyon Block 404*	4,140,000	50%	2,070,000
Mississippi Canyon Block 118*	1,565,500	50%	782,750
Mississippi Canyon Block 669*	530,000	100%	530,000
South Marsh Island Block 170	330,300	100%	330,300
South Marsh Island Block 178	330,300	100%	330,300
South Marsh Island Block 179	330,300	100%	330,300

			$5,316,650

* Indicates deepwater block.
     Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploitation, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico (“GOM”), the deep shelf of the GOM, the deep water of the GOM, several basins of the Rocky Mountains, and the Williston Basin. For additional information, contact Kenneth H. Beer, chief financial officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.